                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          ADEZA BIOMEDICAL CORPORATION
                             A DELAWARE CORPORATION

      The undersigned, Emory V. Anderson, hereby certifies as follows:

      ONE: He is the duly elected and acting President and Secretary of Adeza Biomedical Corporation, a Delaware corporation (the "Corporation").

      TWO: The Amended and Restated Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on September 29, 2000.

      THREE: The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I

      The name of the Corporation is Adeza Biomedical Corporation.

                                   ARTICLE II

      The address of the registered office of the Corporation in the State of Delaware 15 East North Street, PO Box 899, in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

                                  ARTICLE III

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

      A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is 41,516,335 shares. 25,000,000 shares shall be Common Stock, par value $0.001 per share, and 16,516,335 shares shall be Preferred Stock, par value $0.001 per share, of which 1,880,572 shares shall be designated Series 1 Preferred Stock, 3,591,087 shares shall be designated Series 2 Preferred Stock, 5,084,676 shares shall be designated Series 3 Preferred Stock, 2,700,000 shares shall be designated Series 4 Preferred Stock, and 3,260,000 shares shall be designated Series 5 Preferred Stock.

      B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock, are as set forth below in this Article IV(B).

            The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or the Corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase the number of shares of any series (other than the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock) or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

      1. Dividends.

            (a) Series 5 Preferred Stock Priority. The holders of the Series 5 Preferred Stock will be entitled to receive in cash, when, if, and as declared by the Board of Directors, out of any funds legally available therefor, cumulative dividends at an annual rate of $0.463 per share of Series 5 Preferred Stock (the "Series 5 Dividend Rate"), prior to the payment of any dividends with respect to the Series 4 Preferred Stock, Series 3 Preferred Stock, Series 2 Preferred Stock, Series 1 Preferred Stock, or Common Stock in any given fiscal year of the Company. No right to such dividends shall accrue to holders of Series 5 Preferred Stock unless declared by the Board of Directors.

            (b) Series 4 Preferred Stock Priority. Upon completion of and subordinate to the distribution required by Section 1(a) above, the holders of the Series 4 Preferred Stock will be entitled to receive in cash, when, if, and as declared by the Board of Directors, out of any funds legally available therefor, cumulative dividends at an annual rate of $0.463 per share of Series 4 Preferred Stock (the "Series 4 Dividend Rate"), prior to the payment of any dividends with respect to the Series 3 Preferred Stock, Series 2 Preferred Stock, Series 1 Preferred Stock, or Common Stock in any given fiscal year of the Company. No right to such dividends shall accrue to holders of Series 4 Preferred Stock unless declared by the Board of Directors.

            (c) Dividend Rights of Series 1 Preferred Stock, Series 2 Preferred Stock and Series 3 Preferred Stock. Upon completion of and subordinate to the distribution required by Sections 1(a) and 1(b) above, the holders of the Series 1 Preferred Stock, Series 2 Preferred Stock and Series 3 Preferred Stock shall be entitled to receive, when, if, and as declared by, the Board of Directors, out of funds legally available therefor, dividends at an annual rate of $0.240 per share of Series 1 Preferred Stock (the "Series 1 Dividend Rate"), $0.240 per share of Series 2 Preferred Stock (the "Series 2 Dividend Rate") and $0.292 per share of Series 3 Preferred Stock (the "Series 3 Dividend Rate"), payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Series 1 Preferred Stock, Series 2 Preferred Stock or Series 3 Preferred Stock unless declared by the Board of Directors.

                  Each share of Series 1 Preferred Stock, Series 2 Preferred Stock and Series 3 Preferred Stock shall rank on parity with every other share of such Series 1 Preferred Stock, Series 2 Preferred Stock or Series 3 Preferred Stock, with regard to dividends, and no dividends shall be declared or paid or set apart for payment on the shares of either Series 1 Preferred Stock, Series 2 Preferred Stock or Series 3 Preferred Stock unless at the same time a dividend for the same percentage of the respective dividend rates shall also be declared or paid or set apart for payment, as the case may be, on the shares of each other share of Series 1 Preferred Stock, Series 2 Preferred Stock or Series 3 Preferred Stock then outstanding.

                  No dividends or other distributions shall be made with respect to the Common Stock in any fiscal year (other than dividends payable in Common Stock on shares of Common Stock) until, first, a dividend in the amount of at least the Series 5 Dividend Rate per share of Series 5 Preferred Stock (as adjusted for any stock dividends combinations or splits with respect to such shares) has been declared and paid or set apart during that fiscal year and, second, a dividend in the amount of at least the Series 4 Dividend Rate per share of Series 4 Preferred Stock (as adjusted for any stock dividends combinations or splits with respect to such shares) has been declared and paid or set apart during that fiscal year and, third, a dividend in the amount of at least the Series 3 Dividend Rate, Series 2 Dividend Rate and Series 1 Dividend Rate per share of Series 3 Preferred Stock, Series 2 Preferred Stock and Series 1 Preferred Stock, respectively, as adjusted for any stock dividend, combination or splits with respect to such shares, has been declared and paid or set apart during that fiscal year. The holders of Series 5 Preferred Stock, Series 4 Preferred Stock, Series 3 Preferred Stock, Series 2 Preferred Stock and Series 1 Preferred Stock shall participate ratably, on an as-if-converted to Common Stock basis, with holders of Common Stock in the payment of dividends and other distributions in excess of the dividends to be paid first on Series 5 Preferred Stock, second on Series 4 Preferred Stock, and third on Series 3 Preferred Stock, Series 2 Preferred Stock and Series 1 Preferred Stock.

            (d) Definition of Distribution. For purposes of this Section 1, unless the context otherwise requires, a "distribution" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the Corporation (other than repurchases at cost of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

      2. Liquidation Preference.

            In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary ("Liquidation Event"), distributions to the stockholders of the Corporation shall be made in the following manner:

            (a) Distribution to Holders of Series 5 Preferred Stock. In the event of any Liquidation Event, the holders of the Series 5 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Corporation to the holders of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and Series 4 Preferred Stock or the holders of Common Stock, by reason of their ownership of such stock, the amount of $9.26 per share for each share of Series 5 Preferred Stock then held by such holders, plus any declared but unpaid dividends on the Series 5 Preferred Stock, adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares. If the assets and funds available for distribution among the holders of the Series 5 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series 5 Preferred Stock in proportion to the respective amounts which would be payable on the shares held by them if the respective preferential amounts were paid in full.

            (b) Distribution to Holders of Series 4 Preferred Stock. After and subject to payment to the holders of the Series 5 Preferred Stock of the full amounts to which they shall be entitled as set forth in Section 2(a) above, then the holders of the Series 4 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Corporation to the holders of Series 1 Preferred Stock, Series 2 Preferred Stock and Series 3 Preferred Stock or the holders of Common Stock, by reason of their ownership of such stock, the amount of $9.26 per share for each share of Series 4 Preferred Stock then held by such holders, plus any declared but unpaid dividends on the Series 4 Preferred Stock, adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares. If the assets and funds available for distribution among the holders of the Series 4 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series 4 Preferred Stock in proportion to the respective amounts which would be payable on the shares held by them if the respective preferential amounts were paid in full.

            (c) Distribution to Holders of Series 3 Preferred Stock, Series 2 Preferred Stock and Series 1 Preferred Stock. After and subject to payment to the holders of the Series 4 Preferred Stock of the full amounts to which they shall be entitled as set forth in Section 2(b) above, then the holders of the Series 3 Preferred Stock, Series 2 Preferred Stock and Series 1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, (A) the amount of $2.92 per share for each share of Series 3 Preferred Stock then held by them, plus any declared but unpaid dividends on the Series 3 Preferred Stock, adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares; (B) the amount of $2.40 per share for each share of Series 2 Preferred Stock then held by them, plus any declared but unpaid dividends on the Series 2 Preferred Stock, adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares; and (C) the amount of $2.40 per share for each share of Series 1 Preferred Stock then held by them, plus any declared but unpaid dividends on the Series 1 Preferred Stock, adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares. If the assets and funds available for distribution among the holders of the Series 3 Preferred Stock, Series 2 Preferred Stock and Series 1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series 3 Preferred Stock, Series 2 Preferred Stock and Series 1 Preferred Stock in proportion to the respective amounts which would be payable on the shares held by them if the respective preferential amounts were paid in full.

            (d) Distribution to Holders of Common Stock. After and subject to payment to the holders of the Series 5 Preferred Stock of the full amounts to which they shall be entitled as set forth in Section 2(a) above , to the holders of the Series 4 Preferred Stock of the full amounts to which they shall be entitled as set forth in Section 2(b) above and to the holders of the Series 3 Preferred Stock, Series 2 Preferred Stock and Series 1 Preferred Stock of the full amounts to which they shall be entitled as set forth in Section 2(c) above, then the holders of Common Stock shall be entitled to receive the amount of $0.29 per share for each share of Common Stock then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares. If the assets and funds available for distribution among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock.

            (e) Distribution of Remaining Assets. After payment has been made to the holders of the Common Stock of the full amounts to which such holders shall be entitled as set forth in Section 2(d) above, and subject to the payment in full of the liquidation preferences with respect to the Series 5 Preferred Stock as set forth in Section 2(a), the liquidation preferences with respect to the Series 4 Preferred Stock as set forth in Section 2(b) and the liquidation preferences with respect to the Series 3 Preferred Stock, the Series 2 Preferred Stock and the Series 1 Preferred Stock as set forth in Section 2(c), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock and the holders of Series 5 Preferred Stock, Series 4 Preferred Stock, Series 3 Preferred Stock, Series 2 Preferred Stock and Series 1 Preferred Stock based upon the number of shares of Common Stock then held by each holder of Common Stock or issuable upon conversion of the shares of Series 5 Preferred Stock, Series 4 Preferred Stock, Series 3 Preferred Stock, Series 2 Preferred Stock and Series 1 Preferred Stock held by a holder of such Preferred Stock.

            (f) Deemed Liquidations. For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which consolidation or merger the stockholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger (unless the stockholders of the Corporation will hold at least fifty percent (50%) of the voting equity securities of the surviving corporation and in substantially the same pro rata portions as each held of the voting equity securities of the Corporation immediately prior to the consolidation or merger), any transaction or series of related transactions in which at least fifty percent (50%) of the voting power of the Corporation is transferred (other than any transaction the primary purpose of which is the raising of equity capital), or a sale of all or substantially all of the assets of the Corporation, shall be treated as a Liquidation Event.

            (g) Non-Cash Assets. In the event the Corporation shall propose to take any action regarding the liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the value of the assets to be distributed to the holders of shares of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock shall be the fair market value of such assets as determined in good faith by the unanimous written consent or majority vote of the Board of Directors and such determination shall be binding upon the holders of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock, except that any securities distributed shall be valued as follows:

                  (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                        (A) if traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the security's closing sales prices on such exchange over the thirty (30) day period ending three (3) days prior to the closing; and

                        (B) if actively traded over-the-counter other than on the Nasdaq National Market, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing; and

                        (C) if there is no active public market, the value shall be the fair market value thereof, as determined by the unanimous written consent or majority vote of the Board of Directors and such determination shall be binding upon the holders of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock; and

                  (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the unanimous written consent or majority vote of the Board of Directors and such determination shall be binding upon the holders of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock.

      3. Redemption of Preferred Stock. The Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock shall not be redeemable.

      4. Conversion.

            The holders of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined (i) in the case of the Series 1 Preferred Stock, by dividing $2.40 by the Series 1 Conversion Price, as determined as hereinafter provided; (ii) in the case of the Series 2 Preferred Stock, by dividing $2.40 by the Series 2 Conversion Price, as determined as hereinafter provided; (iii) in the case of the Series 3 Preferred Stock, by dividing $2.92 by the Series 3 Conversion Price, as determined as hereinafter provided; (iv) in the case of the Series 4 Preferred, by dividing $4.63 by the Series 4 Conversion Price, as determined as hereinafter provided; and (v) in the case of the Series 5 Preferred, by dividing $4.63 by the Series 5 Conversion Price, as determined as hereinafter provided. The price at which shares of Common Stock shall be deliverable upon conversion of Preferred Stock shall initially be (A) in the case of the Series 1 Preferred Stock, $2.40 per share of Common Stock (the "Series 1 Conversion Price"); (B) in the case of the Series 2 Preferred Stock, $2.40 per share of Common Stock (the "Series 2 Conversion Price"); (C) in the case of the Series 3 Preferred, $2.628 per share of Common Stock ( the "Series 3 Conversion Price"); (D) in the case of the Series 4 Preferred, $4.63 per share of Common Stock (the "Series 4 Conversion Price"); and (E) in the case of the Series 5 Preferred, $4.63 per share of Common Stock (the "Series 5 Conversion Price"). The term "Conversion Price", as used herein, shall refer to the respective conversion prices for each series of Preferred Stock. All such initial Conversion Prices shall be subject to adjustment as provided herein.

            (b)   Automatic Conversion.

                  (i) Each share of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect upon the earlier of (A) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (before deduction of underwriter discounts and commissions and offering expenses) of not less than $6.95 (appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares) and an aggregate offering price to the public of not less than $15,000,000 or (B) the affirmative vote or written consent of the holders of (1) at least sixty-six and two thirds percent (66 2/3%) of the Series 1 Preferred Stock and Series 2 Preferred Stock then outstanding, voting or consenting together as a single class on an as-if-converted basis; (2) at least sixty-six and two thirds percent (66 2/3%) of the Series 3 Preferred Stock then outstanding, voting or consenting as a single class on an as-if-converted basis;
(3) at least sixty-six and two thirds percent (66 2/3%) of the Series 4 Preferred Stock then outstanding, voting or consenting as a single class on an as-if-converted basis; and (4) at least sixty-six and two thirds percent (66 2/3%) of the Series 5 Preferred Stock then outstanding, voting or consenting as a single class on an as-if-converted basis.

                  (ii) In the event of the automatic conversion of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred, Series 4 Preferred Stock and Series 5 Preferred Stock as set forth in Section 4(b)(i)(A) hereof, the person(s) entitled to receive the Common Stock issuable upon such conversion shall not be deemed to have converted such shares until immediately prior to the closing of such sale of securities.

            (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then current fair value of the Common Stock, as determined in good faith by the Board of Directors. Before any holder of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock or Series 5 Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates for such shares of Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion pursuant to Section 4(b)(i)(A), on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (d)   Adjustments to Conversion Price for Diluting Issues.

                  (i) Special Definitions. For purposes of this Section 4(d), the following definitions shall apply:

                        (A) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                        (B) "Original Issue Date" shall mean, with respect to each series of Preferred Stock, the date on which a share of such series of Preferred Stock was first issued.

                        (C) "Convertible Securities" shall mean any evidences of indebtedness, Preferred Stock or other securities convertible into or exchangeable for Common Stock.

                        (D) "Additional Shares of Common" shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                              (1)   upon conversion of shares of Series 1
Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock or Series 5 Preferred Stock;

                              (2)   to officers, directors or employees of, or
consultants to, the Corporation for compensatory purposes pursuant to a stock grant, stock option plan or stock purchase plan or other stock incentive agreement or arrangement approved by the vote or written consent of not less than sixty-six and two-thirds percent (66-2/3%) of the directors then in office up to an aggregate of 2,268,177 shares (which number shall increase in accordance with, but only to the extent of any automatic adjustment feature contained in any such approved plan, agreement or arrangement as of the Original Issue Date of the Series 5 Preferred Stock, including options outstanding on the date hereof);

                              (3)   pursuant to the Corporation's initial firm
commitment underwritten offering of Common Stock to the general public at a per share offering price of at least $6.95 (before deduction of underwriter discounts, commissions and offering expenses) with an aggregate offering price to the public of not less than $15,000,000;

                              (4)   as a dividend or distribution on Series 1
Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock or Series 5 Preferred Stock;

                              (5)   in connection with a bona fide business
acquisition by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise, whereby the Corporation owns not less than a majority of the voting power of the surviving corporation;

                              (6)   upon exercise or conversion of options,
warrants or other convertible securities outstanding on the date hereof;

                              (7)   in connection with any equipment leasing
arrangement or debt financing from a bank or similar financial institution which is expressly approved by the Board of Directors of the Corporation up to an aggregate of 400,000 shares;

                              (8)   in connection with any transaction for which
adjustment is made pursuant to Sections 4(d)(iv), (vi), (vii) or (viii) hereof;

                              (9)   or, pursuant to Section 4(d)(iii), any
shares of Common Stock deemed to be issued, if (i) the holders of sixty-six and two-thirds percent (66 2/3%) of the Series 1 Preferred Stock and Series 2 Preferred Stock, voting or consenting together as a single class on an as-if-converted basis, (ii) the holders of sixty-six two-thirds percent (66 2/3%) of the Series 3 Preferred Stock, voting or consenting as a single class on an as-if-converted basis, (iii) the holders of sixty-six and two-thirds percent (66 2/3%) of the Series 4 Preferred Stock, voting or consenting as a single class on an as-if-converted basis, and (iv) the holders of sixty-six and two-thirds percent (66 2/3%) of the Series 5 Preferred Stock, voting or consenting as a single class on an as-if-converted basis, agree in writing that such shares shall not constitute Additional Shares of Common;

                              (10)  in connection with a strategic partnering,
real estate, customer or vendor transaction (provided the primary purpose is not the raising of equity capital) which is expressly approved by the Board of Directors of the Corporation up to an aggregate of 400,000 shares; and

                              (11)  by way of dividend or distribution on shares
of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (1) through (10) or this clause (11).

                  (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular share of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock or Series 5 Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue for such share of any series of Preferred Stock.

                  (iii) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number, including provisions designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of, and immediately prior to, such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                        (A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                        (B) if such Options or Convertible Securities by their terms provide, with the passage of time, by reason of antidilution provisions or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect an appropriate increase or decrease reflecting such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock; and

                        (C) upon the expiration or cancellation of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration or cancellation, be recomputed as if

                              (1)   in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                              (2)   in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                        (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date, or (2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date.

                  (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.

                        (A) In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price applicable to any series of Preferred Stock in effect on the date of, and immediately prior to, such issue, then and in such event, the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of one cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding and the number of shares of Common Stock which the aggregate consideration received by the Corporation for the Additional Shares of Common so issued would purchase at the Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the number of Additional Shares of Common issued on such date. For the purposes of this subsection (iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Convertible Securities and Options shall be deemed to be outstanding, and all Additional Shares of Common shall be deemed to be outstanding immediately after their issuance or deemed issuance.

                        (B) Notwithstanding Section 4(d)(iv)(A) above, in the event that the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) for a consideration per share less than 80% of the Series 5 Conversion Price (appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends) then in effect, the Series 5 Conversion Price in effect immediately prior to each issuance shall forthwith be adjusted to a price equal to the price paid per share for such Additional Stock.

                        (C) Notwithstanding Section 4(d)(iv)(A) above, in the event that the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) for a consideration per share less than 80% of the Series 4 Conversion Price (appropriately adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends) then in effect, the Series 4 Conversion Price in effect immediately prior to each issuance shall forthwith be adjusted to a price equal to the price paid per share for such Additional Stock.

                  (v)   Determination of Consideration. For purposes of this
Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

                        (A)   Cash and Property. Such consideration shall:

                              (1)   insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                              (2)   insofar as it consists of property other
than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

                              (3)   in the event Additional Shares of Common are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors of the Corporation.

                        (B)   Options and Convertible Securities.

                              (1)   The consideration per share received by the
Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing: (i) the sum of (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities plus (y) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration, including any provisions designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (ii) the number of Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii).

                              (2)   The number of Additional Shares of Common
deemed to have been issued pursuant to Section 4(d)(iii) shall be the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number, including any provisions designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (vi) Adjustments for Subdivision, Combination or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                  (vii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4 or as otherwise provided in Section 1, then, and in each such event, provision shall be made so that the holders of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their respective Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock.

                  (viii) Adjustments for Reclassification, Exchange, and Substitution. If the Common Stock issuable upon conversion of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect for the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by such holders upon conversion of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock immediately before that change.

            (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

            (f) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but it will at all times in good faith assist in the carrying out of all of the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock against impairment.

            (g) Notices of Record Date. In the event that this Corporation shall propose at any time:

                  (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                  (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                  (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                  (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock:

                        (A) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                        (B) in the case of the matters referred to in (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

            Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock at the address for each such holder as shown on the books of this Corporation.

      5. Voting Rights. The holders of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders meeting and to vote together as a class upon any matter submitted to stockholders for a vote. In any matter submitted to stockholders for a vote, each share of Common Stock issued and outstanding shall have one vote and each holder of shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such holder's Preferred Stock is convertible, as adjusted from time to time pursuant to Section 4 hereof, at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

      6. Protective Provisions.

            (a) In addition to any other rights provided by law, so long as at least 333,334 shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of (i) a majority of the outstanding shares of the Series 1 Preferred Stock and Series 2 Preferred Stock, voting or consenting together as a single class on an as-if-converted basis,
(ii) a majority of the outstanding shares of the Series 3 Preferred Stock, voting or consenting as a separate series on an as-if-converted basis, (iii) a majority of the outstanding shares of the Series 4 Preferred Stock, voting or consenting as separate series on an as-if-converted basis, and (iv) a majority of the outstanding shares of the Series 5 Preferred Stock, voting or consenting as separate series on an as-if-converted basis:

                  (i) increase the authorized number of shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock or Series 5 Preferred Stock;

                  (ii) create any new class or series of shares of, or reclassify outstanding securities into, shares of convertible securities on parity with or having preferences over shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock or Series 5 Preferred Stock as to dividends, liquidation preference, redemption, voting or antidilution protection;

                  (iii) amend or restate this Amended and Restated Certificate of Incorporation;

                  (iv) create a subsidiary corporation which is partially owned (excluding directors' qualifying shares) by another entity or person other than a wholly owned subsidiary of the Corporation; or

                  (v) sell shares (other than directors' qualifying shares) of a wholly owned subsidiary to a person or entity other than the Corporation or another wholly owned subsidiary of the Corporation.

            (b) In addition to any other rights provided by law, so long as at least 333,334 shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of (i) a majority of the outstanding shares of the Series 1 Preferred Stock and Series 2 Preferred Stock, voting or consenting together as a single class on an as-if-converted basis,
(ii) a majority of the outstanding shares of the Series 3 Preferred Stock, voting or consenting as a separate series on an as-if-converted basis, (iii) a majority of the outstanding shares of the Series 4 Preferred Stock, voting or consenting as separate series on an as-if-converted basis, and (iv) at least 62.5% of the outstanding shares of the Series 5 Preferred Stock, voting or consenting as separate series on an as-if-converted basis, take any action involving the sale by the Corporation of all or substantially all of its assets to, or involving any reorganization, consolidation or merger of the Corporation with, any corporation (other than a wholly owned subsidiary of the Corporation).

            (c) In addition to any other rights provided by law, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least seventy-five percent (75%) of the outstanding shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock and Series 5 Preferred Stock, voting or consenting on an as-if-converted to Common Stock basis, alter or change the rights, preferences or privileges of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock or Series 5 Preferred Stock so as to materially and adversely affect the shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock or Series 5 Preferred Stock.

            (d) So long as shares of Series 5 Preferred Stock are outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of at least a majority of the then outstanding shares of Series 5 Preferred Stock voting together as a separate series on an as-if-converted basis, take any action that would materially and adversely alter the rights, preferences, or privileges of the Series 5 Preferred Stock as a separate series in a manner that is dissimilar and disproportionate relative to the manner in which the rights, preferences or privileges of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, or Series 4 Preferred Stock are altered.

      7. Residual Rights. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

      8. Status of Converted Stock. In the event any shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock or Series 5 Preferred Stock shall be converted pursuant to
Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this Corporation. The Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

      C. Common Stock.

      1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

      2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Subsection B, of this Article IV hereof.

      3. Redemption. The Common Stock is not redeemable.

      4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

            Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                   ARTICLE VI

            The number of directors of the Corporation shall be fixed from time to time by the Bylaws or a bylaw amendment thereof duty adopted by the Board of Directors or by the stockholders.

                                  ARTICLE VII

            Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII

            Effective upon the closing of the Corporation's initial public offering of securities pursuant to a registration statement filed under the Securities Act of 1933, as amended, the stockholders of the Corporation may not take action by written consent without a meeting and must take any actions at a duly called annual or special meeting. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE IX

            A director of the Corporation shall, to the full extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

            Any repeal or modification of the foregoing provisions of this
Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE X

            To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

            Any repeal or modification of any of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                   ARTICLE XI

            The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                      * * *

            The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, the undersigned has executed this certificate on September 18, 2001.

                                          ADEZA BIOMEDICAL CORPORATION

                                          By:/s/Emory V. Anderson
                                             --------------------------
                                             Emory V. Anderson,
                                             President and Secretary